Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261904

Prospectus Supplement No. 3

(To Prospectus dated January 6, 2022)

P3 Health Partners, Inc.

241,370,735 Shares of Class A Common Stock

277,500 Warrants to Purchase Shares of Class A Common Stock

11,096,605 Shares of Class A Common Stock underlying Warrants

This prospectus supplement updates, amends and supplements the prospectus dated January 6, 2022 (the “Prospectus”), relating to the resale of up to 241,370,735 shares of our Class A common stock by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest), the resale of up to 277,500 warrants to purchase shares of Class A common stock and the issuance by us of up to 11,096,605 shares of Class A common stock upon the exercise of outstanding warrants, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261904).

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on April 25, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A common stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “PIII” and our warrants are listed on the Nasdaq under the symbol “PIIIW”. On April 22, 2022 , the closing sale price of our Class A common stock was $6.49 per share and the closing price of our warrants was $1.60 per warrant.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 25, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2022

P3 Health Partners Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40033	85-2992794
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2370 Corporate Circle, Suite 300
Henderson, NV	89074
(Address of principal executive offices)	(Zip Code)

(702) 910-3950

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

	Trading	Name of each exchange
Title of each class	Symbol(s)	on which registered
Class A Common Stock, par value $0.0001 per share	PIII	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50.	PIIIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the audit of the annual financial statements of P3 Health Partners Inc. (the “Company”) as of and for the year ended December 31, 2021, the Company reviewed its previous presentation of net loss attributable to non-controlling interests associated with certain medical practices not owned by the Company, but that have been consolidated in the Company’s financial results as variable interest entities. In the Company's current judgement, the Company should not have historically assigned the net loss of these medical practices as net loss attributable to non-controlling interests. The correction will result in a decrease in net loss attributable to non-controlling interests and an increase in net loss attributable to controlling interests on the Company’s Consolidated Statements of Operations and a decrease in retained loss from non-controlling interests and an increase in accumulated loss from controlling interests on the Company’s Consolidated Balance Sheet. The Company does not currently anticipate the restatement related to the presentation of net loss attributable to non-controlling interests will impact the Company's historical revenue, EBITDA, cash from operations, cash position, or its 2022 guidance previously issued on March 9, 2022.

On April 22, 2022, the Audit Committee of the Board of Directors of the Company, in consultation with management and KPMG LLP (“KPMG”), which served as the Company’s independent registered public accounting firm for the Company’s audited consolidated financial statements as of December 31, 2020 and 2019 and for the fiscal years ended December 31, 2020, 2019 and 2018; unaudited condensed consolidated financial statements as of and for each of the quarterly periods ended March 31, 2021, June 30, 2021, September 30, 2021, March 31, 2020, June 30, 2020 and September 30, 2020; the unaudited pro forma condensed combined financial statements as of June 30, 2021 and September 30, 2021 and for the year ended December 31, 2020 and the six and nine month periods ended June 30, 2021 and September 30, 2021, respectively (collectively, the “Affected Periods”), after considering the recommendations of management, concluded that, in light of the errors outlined above, the Company’s financial statements for the Affected Periods included in or incorporated by reference in each of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 29, 2021, the Company’s Current Report on Form 8-K, filed with the SEC on December 9, 2021 and the Company’s Registration Statement on Form S-1 (File No. 333-261904), filed with the SEC on December 28, 2021 (the “Registration Statement”), should no longer be relied upon.

Based on the foregoing, the Company is working to complete the restatement of its audited consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2019. The Company anticipates filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Form 10-K”), including such restated financial statements as soon as practicable. Following the filing of its 2021 Form 10-K, the Company will release its financial results for the fourth quarter and full year ended December 31, 2021 and host a conference call and webcast to provide a corporate and financial update.

Management previously reported certain material weaknesses in the Company’s internal control over financial reporting. Management is assessing the effect of the restatement on the Company’s internal control over financial reporting and its disclosure controls and procedures. Management will not reach a final conclusion on the restatement’s effect on the Company’s internal control over financial reporting and disclosure controls and procedures until completion of the restatement process.

The Company’s management has discussed the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02 with BDO USA, LLP and KPMG.

Item 8.01 Other Events.

The Company no longer anticipates that it will release its financial results for the fourth quarter and full year ended December 31, 2021 on Monday April 25, 2022 after the market closes and management will not host the conference call and webcast to discuss such results that was previously scheduled for April 25, 2022 at 4:30 PM ET.

Substantially concurrently with the filing of this Current Report, the Company is providing notice to the selling stockholders eligible to use the Registration Statement, that the use of the Registration Statement is suspended at least until the 2021 Form 10-K has been filed with the SEC, the Company has thereafter filed a post-effective amendment to the Registration Statement that includes its 2021 financial statements and the restated financial statements for 2020 and 2019, noted above, and such amendment is declared effective by the SEC.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “anticipates” “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding our expectations as to the timing of completion, extent and impact of the restatement and the filing of the 2021 Form 10-K. These statements are based on current expectations on the date of this Current Report on Form 8-K and involve a number of risks and uncertainties that may cause actual results to differ significantly, including the risk that additional adjustments, if identified, may be recorded to the restated financial statements. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P3 Health Partners Inc.

Date:	April 25, 2022	By:	/s/ Eric Atkins
Eric Atkins Chief Financial Officer